File No. 70-8541


                          SECURITIES AND EXCHANGE COMMISSION
                                   Washington, D.C.

                          POST-EFFECTIVE AMENDMENT NO. 4 TO

                                       FORM U-1

                              APPLICATION OR DECLARATION

                                        under

                                         the

                      PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                      ------------------------------------------

          National Fuel Gas Company          National Fuel Gas
          10 Lafayette Square                  Distribution Corporation
          Buffalo, New York  14203           10 Lafayette Square
                                             Buffalo, New York  14203

          Seneca Resources Corporation       National Fuel Gas Supply
          10 Lafayette Square                  Corporation
          Buffalo, New York  14203           10 Lafayette Square
                                             Buffalo, New York  14203

          National Fuel Resources, Inc.      Utility Constructors, Inc.
          10 Lafayette Square                10 Lafayette Square
          Buffalo, New York  14203           Buffalo, New York  14203


                           Horizon Energy Development, Inc.
                                 10 Lafayette Square
                               Buffalo, New York  14203

                      (Names of companies filing this statement
                    and addresses of principal executive offices)
                    ---------------------------------------------
                              NATIONAL FUEL GAS COMPANY

                       (Name of top registered holding company)
                    ---------------------------------------------

          Philip C. Ackerman                 Robert J. Reger, Jr., Esq.
          Senior Vice President              Reid & Priest LLP
          National Fuel Gas Company          40 West 57th Street
          10 Lafayette Square                New York, New York  10019
          Buffalo, New York  14203

                     (Names and addresses of agents for service)

          Item 1.   Description of Proposed Transactions.

                    The following paragraphs are hereby added to Item 1:

          "Request for Authority Regarding Investments in EWGs and FUCOs
          --------------------------------------------------------------

               For purposes of investments made in Project Activities, no such investment will be made unless at the time of the

          investment, National's and Horizon's "aggregate investment" in

          Project Activities (as defined in File No. 70-8649) does not exceed 50% of National's "consolidated retained earnings" as required by the safe harbor provisions set forth in Rule 53 under the Holding Company Act for investments in EWGs.  To come within the safe harbor of Rule 53, the amount of a registered holding company's aggregate investments in EWGs and FUCOs cannot exceed

          50% of all system's average consolidated retained earnings over the past four quarters.  Under this limitation, the National system's present investment limitation, as of September 30, 1995,

          is approximately $196 million.  National and Horizon will comply with all other applicable rules under the Holding Company Act,

          including, without limitations, such rules as may be promulgated in the future pursuant to  Section 33 of the Holding Company Act.

                    National and Horizon have received an exemption from

          Section 13 and Rule 83 of the Holding Company Act (see File No.

          70-8649), so that any subsidiary of National may provide services at market rates in regard to EWGs and FUCOs involving entities that do not derive, directly or indirectly, any material part of their income form sources within the United States and are not public utility companies operating in the United States.  In no instance, however, will such services be provided below cost.

                    Neither National nor any subsidiary company of National

          has been the subject of a bankruptcy or similar proceeding.

                    National has not reported operating losses, in excess

          of 5% of consolidated retained earnings, attributable to direct or indirect investments in EWGs and FUCOs.  Accordingly, such investments do not present a risk of substantial adverse impact as described in Section 32 and 33 of the Holding Company Act and

          Rule 53.

                    National will comply with Rule 53(a)(2) with regard to

          the maintenance of books and records in connection with

          investments in EWGs or FUCOs in which it directly or indirectly holds an interest.


          Interest Rate Swap Requirements
          -------------------------------

               In conjunction with Horizon's long-term  financing plan,

          Horizon requests authority to participate in National's interest rate swap program whereby National enters into Swap and

          Derivative Transactions directly related to then-outstanding long-or short-term debt."

          SIGNATURES

                    Pursuant to the requirements of the Public Utility

          Holding Company Act of 1935, the undersigned companies have duly caused this post-effective amendment to be signed on their behalf by the undersigned thereunto duly authorized.


               NATIONAL FUEL GAS COMPANY

               By /s/ Gerald T. Wehrlin
                  ---------------------
                  Gerald T. Wehrlin
                  Controller


               NATIONAL FUEL GAS
                 DISTRIBUTION CORPORATION

               By /s/ Gerald T. Wehrlin
                  ---------------------
                  Gerald T. Wehrlin
                  Senior Vice President,
                    Controller


               SENECA RESOURCES CORPORATION

               By /s/ Gerald T. Wehrlin
                  ---------------------
                  Gerald T. Wehrlin
                  Secretary, Treasurer and
                    Controller


               NATIONAL FUEL GAS SUPPLY
                 CORPORATION

               By /s/ Joseph P. Pawlowski
                  -----------------------
                  Joseph P. Pawlowski
                  Treasurer


               NATIONAL FUEL RESOURCES, INC.

               By /s/ Robert J. Kreppel
                  ---------------------
                  Robert J. Kreppel
                  President

               UTILITY CONSTRUCTORS, INC.

               By /s/ Joseph P. Pawlowski
                  -----------------------
                  Joseph P. Pawlowski
                  Treasurer


               HORIZON ENERGY DEVELOPMENT, INC.

               By /s/ Gerald T. Wehrlin
                  ---------------------
                  Gerald T. Wehrlin
                  Secretary

          DATED:  January 12, 1996